EXHIBIT 99.1

OXiGENE Announces Presentation of Phase 2 Data Confirming That Addition of Fosbretabulin to Bevacizumab Significantly Increases Progression-Free Survival in Recurrent Ovarian Cancer

- Subgroup Analysis of GOG 186I Study Shows Benefit in Difficult-to-Treat Platinum-Resistant Patients -

- Detailed Results Presented at the International Gynecologic Cancer Society Meeting -

SOUTH SAN FRANCISCO, Calif., Nov. 10, 2014 (GLOBE NEWSWIRE) -- OXiGENE, Inc. (Nasdaq:OXGN), a biopharmaceutical company developing novel cancer therapeutics, today announced the first presentation at a scientific conference of the positive results from the Phase 2 GOG 186I study of fosbretabulin combined with bevacizumab in recurrent ovarian, tubal and peritoneal carcinoma. The detailed data were presented by the Gynecologic Oncology Group (GOG), now part of NRG Oncology, in an oral presentation at the 15th Biennial Meeting of the International Gynecologic Cancer Society (IGCS) meeting held in Melbourne, Australia.

The study achieved its primary endpoint and demonstrated a statistically significant increase in progression-free survival (PFS) for the combination as compared to bevacizumab alone (p=0.049; HR=0.685). The study enrolled 107 patients with both platinum-sensitive and platinum-resistant recurrent ovarian cancer at 67 clinical sites in the United States. Median PFS was 7.3 months for bevacizumab plus fosbretabulin (n=54) compared to 4.8 months with bevacizumab (n= 53).

"This is the first randomized trial to demonstrate a potential clinical benefit from the combination of a vascular disrupting agent with an anti-angiogenic agent in ovarian cancer," said Bradley J. Monk, M.D., FACS, FACOG, principal investigator for the trial, and Professor and Director, Division of Gynecologic Oncology and Department of Obstetrics and Gynecology at the University of Arizona Cancer Center. "Given the significant need for new treatment options in recurrent ovarian cancer, we are extremely encouraged by the results of this study that combine two anti-vascular agents without chemotherapy. We believe that additional evaluation of the benefits of combined fosbretabulin and bevacizumab in ovarian cancer patients is strongly warranted."

In a post-hoc subgroup analysis, data showed that patients who were platinum-resistant also had a statistically significant improvement in PFS with the combination. Among these 27 patients, median PFS was 6.7 months for those on bevacizumab and fosbretabulin compared to 3.4 months for those receiving bevacizumab alone (p=0.01; HR=0.57). Although the subgroup included a relatively small number of patients, these findings suggest that adding fosbretabulin to bevacizumab has a potentially greater effect in this difficult-to-treat patient group than for platinum-sensitive patients.

"We believe that these compelling data show fosbretabulin has a meaningful benefit in recurrent ovarian cancer, particularly in platinum-resistant patients who have extremely limited treatment options," said Dai Chaplin, Ph.D., OXiGENE's President and CEO. "We now look forward to discussing these findings with the regulatory agencies to determine a potential path forward for fosbretabulin in ovarian cancer."

Patients with measurable disease who received the combination of fosbretabulin and bevacizumab may achieve a higher objective response rate (ORR), a secondary endpoint in the study measured according to RECIST criteria. Although not a statistically significant result, patients receiving the combination had an ORR of 35.7 percent (n=42) compared to 28.2 percent for patients on bevacizumab alone (n=39). In the small subgroup of platinum-resistant patients, the addition of fosbretabulin to bevacizumab treatment increased ORR to 40 percent (n=10) compared to 12.5 percent (n=8) for bevacizumab.

Additional secondary endpoints in the study included safety and overall survival. All treatment- related adverse events in the study were manageable, with one Grade 4 event occurring in each treatment arm. Consistent with prior clinical experience with fosbretabulin, patients in the combination arm experienced an increased incidence of Grade 3 hypertension compared to the control arm (10 cases for bevacizumab as compared to 17 for the combination). All cases of hypertension were managed with antihypertensive treatments, as specified in the study protocol.

Patients continue to be followed for overall survival. A preliminary analysis of 33 events did not demonstrate a difference in overall survival between the study arms. Further analysis of this secondary endpoint will be conducted as the data matures.

About GOG Protocol 186I

The Phase 2 study was conducted by the legacy GOG, now part of NRG Oncology, under the sponsorship of the Cancer Therapy Evaluation Program (CTEP) of the National Cancer Institute (NCI).

In protocol 186I, 107 patients with recurrent ovarian cancer were randomized 1:1 into one of two treatment arms: one arm received bevacizumab, and the second arm received fosbretabulin plus bevacizumab. Both therapies were administered intravenously every three weeks and patients were treated until disease progression or until adverse effects prohibited further therapy.

For this study, fosbretabulin was provided to CTEP under a Cooperative Research and Development Agreement (CRADA) with OXiGENE, and bevacizumab was provided as an investigational agent under a CRADA with Genentech. Bevacizumab is not approved to treat women with ovarian cancer in the United States; however, it is approved in other countries for treatment of ovarian cancer.

About OXiGENE

OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer. The company is focused on developing vascular disrupting agents (VDAs), which are compounds that selectively disrupt abnormal blood vessels associated with solid tumor survival and progression. The company's lead clinical product candidate, fosbretabulin is in development as a potential treatment for solid tumors. OXi4503, its second product candidate, is in development for acute myeloid leukemia (AML). OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and life-enhancing medicines to patients.

About Gynecologic Oncology Group (GOG)

The Gynecologic Oncology Group (GOG), now part of NRG Oncology, is a non-profit international organization with the purpose of promoting excellence in the quality and integrity of clinical and basic scientific research in the field of Gynecologic malignancies. The GOG is committed to maintaining the highest standards in clinical trials development, execution, analysis and distribution of results. Continuous evaluation of its processes is utilized in order to constantly improve the quality of patient care. The GOG conducts clinical trials for patients with a variety of gynecologic malignancies, including cancers that arise from the ovaries, uterus, cervix, vagina, and vulva. General information on many of these trials for medical professionals and the lay public can be obtained from the clinicaltrials.gov.

NRG Oncology is one of four adult cooperative groups funded under the newly structured NCI National Clinical Trials Network. NRG Oncology is comprised of three legacy cooperative groups, the National Surgical Adjuvant Breast and Bowel Project (NSABP), the Radiation Therapy Oncology Group (RTOG), and the Gynecologic Oncology Group (GOG).

Safe Harbor Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release, which include the timing of advancement, outcomes, and regulatory guidance relative to our clinical programs, achievement of our business and financing objectives may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the inherent risks of drug development and regulatory review, and the availability of additional financing to continue development of our programs.

Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE's reports to the Securities and Exchange Commission, including OXiGENE's reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

CONTACT: Investor and Media Contact:
         ir@oxigene.com
         650-635-7000